MEMORANDUM AGREEMENT EXTENDING
THE TERM OF LEASE
AND MODIFYING THE BETS AGREEMENT

PARTIES: MARY BOUMA, ERICA ERICKSON, LESLIE TOMS, and GAIL PALEN hereafter referred to as "Lessor" or "BET"; and IDAHO-MARYLAND MINING CORPORATION, a Nevada Corporation, hereafter referred to as "Lessee" or "IMMC"; without regard to number or gender.

AGREEMENT:

WHEREAS, one of the original Lessors, WILLIAM TOMS, has deceased and his interest has passed to the LESLIE TOMS and GAIL PALEN jointly; and,

WHEREAS, the PARTIES outlined above now represent the Lessor and Lessee that signed the REVISED MINING LEASE AND OPTION TO PURCHASE AGREEMENT ("BET AGREEMENT") dated May 29, 2002, affecting real property and mineral interests owned by Lessor and located in Nevada County, California; and,

WHEREAS, said Lease grants to Lessee option to purchase the real property and mineral rights which are the subject matter of the Lease, which option was to be exercised prior to May 31, 2007, under terms and conditions set forth in the option provisions of said BET AGREEMENT, reference to which is hereby made for further particulars; and,

WHEREAS, the parties initially extended the BET AGREEMENT from May 31, 2007 to December 31, 2008, heretofore defined as the "FIRST EXTENSION"; and

WHEREAS, the parties subsequently extended the BET AGREEMENT from December 31, 2008 to February 1, 2011, heretofore defined as the "SECOND EXTENSION"; and

WHEREAS, IMMC is still in the process of obtaining the Environmental Impact Report and Conditional Use permit needed to advance the Idaho-Maryland Project into production and IMMC has requested that Lessor modify the lease terms of the BET AGREEMENT and grant it a further extension of time. This extension of time would be for the period of February 1, 2011 to February 1, 2013 and is heretofore defined as the "THIRD EXTENSION". Such extension would defer the purchase requirement under the BET AGREEMENT to February 1, 2013 and allow IMMC time to complete the Environmental Impact Report, obtain the Conditional Use Permit, and obtain financing

necessary to complete the option to purchase; and,

WHEREAS, under the SECOND EXTENSION of the BET AGREEMENT, quarterly lease payments required to be paid to the BET by IMMC included payments of Thirty Thousand Dollars ($30,000) on February 1, 2009, May 1, 2009, August 1, 2009, and November 1, 2009 and Sixty Thousand Dollars ($60,000) on February 1, 2010, May 1, 2010, August 1, 2010, and November 1, 2010. IMMC has only completed only the February 1, 2009 quarterly lease payment to date under the SECOND EXTENSION and is currently in default for the May 1, 2009, August 1, 2009, November 1, 2009, February 1, 2010, and May 1, 2010 quarterly lease payments and taxes owed for the year 2009/2010. These amounts are estimated to be approximately Two Hundred Twenty-five Thousand Dollars ($225,000) including three lease payments of Thirty Thousand Dollars ($30,000) plus two lease payments of Sixty Thousand Dollars ($60,000) and property taxes estimated at Fifteen Thousand Dollars ($15,000); and,

WHEREAS, IMMC has requested that the Lessor defer fifty percent of the 2010 lease payments under the SECOND EXTENSION of the BET AGREEMENT. These deferments would be fifty percent of the lease payments due on February 1, 2010, May 1, 2010, August 1, 2010, and November 1, 2010. The deferral would total One hundred and Twenty Thousand Dollars ($120,000). The deferred amount would be added to the purchase price of the property and mineral rights to be exercised in 2013 and would be subject to an interest rate calculation; and,

WHEREAS, the Lessor is willing to modify the terms of the lease and grant an additional extension of said Lease and Option to Purchase.

NOW, THEREFORE, the parties hereto mutually acknowledge, understand, and agree as follows:

1. The term of said BET AGREEMENT shall be extended from February 1, 2011 to February 1, 2013 with grant of this THIRD EXTENSION, under the terms and conditions hereafter set forth.
2. Quarterly lease payments during the THIRD EXTENSION of the BET AGREEMENT shall be Thirty Thousand Dollars ($30,000) due on February 1, 2011, May 1, 2011, August 1, 2011, November 1, 2011, February 1, 2012, May 1, 2012, August 1, 2012, and November 1, 2012.
3. Quarterly lease payments during the SECOND EXTENSION of the BET AGREEMENT shall be modified to Thirty Thousand Dollars ($30,000) due on February 1, 2009 (paid), May 1, 2009 (unpaid), August 1, 2009 (unpaid),

November 1, 2009 (unpaid), February 1, 2010 (unpaid), May 1, 2010 (unpaid), August 1, 2010 (not yet due), and November 1, 2010 (not yet due).

4. Fifty percent of the quarterly payments originally due during the second year (2010) of the SECOND EXTENSION of the BET AGREEMENT, shall be deferred. This represents Thirty Thousand Dollars ($30,000) per quarter for the year 2010, totaling One Hundred and Twenty Thousand Dollars ($120,000). This amount shall be deferred for two years (with interest included) and added to the purchase price of the property and associated mineral rights. Using the current prime interest rate of 3.25%, at prime plus 2% (5.25%), financing $120,000 for an additional two year period, compounded annually, would increase the total amount due to $132,930.75. Therefore, One Hundred and Thirty-three Thousand Dollars ($133,000) will be added to the purchase price at the end of the lease period when the option to purchase is to be exercised (due February 1, 2013).

5. Should the BET AGREEMENT be terminated at any time during SECOND or THIRD EXTENSION, due to reason of default by IMMC, the One Hundred and Twenty Thousand Dollars ($120,000) of deferred quarterly payments will immediately become due to the BET at a 5.25% interest rate compounded annually. Interest will be calculated and paid to the date of termination of the BET AGREEMENT.

6. Upon signing of the THIRD EXTENSION, IMMC shall reimburse the BET for real property taxes paid by the BET for the year 2009-2010, estimated to be approximately Fifteen Thousand Dollars ($15,000).

7. IMMC shall have ninety (90) days from the signing of the THIRD EXTENSION to raise the funds necessary to cure remaining defects of the BETS AGREEMENT and current extensions. Defects would be the quarterly lease payments, adjusted as per section 4 above, consisting of quarterly lease payments for May 1, 2009, August 1, 2009, November 1, 2009, February 1, 2010, May 1, 2010. This amount is One Hundred and Fifty Thousand Dollars ($150,000) representing five quarterly lease payments of Thirty Thousand Dollars ($30,000).

8. On or before signing of the THIRD EXTENSION, IMMC shall reinstate insurance on BETS properties and provide BET with a Certificate of Insurance.

9. This extension (THIRD EXTENSION) will also serve to act as formal notice of default to IMMC under the terms of the BET AGREEMENT dated May 29, 2002, to the effect that, if IMMC does not cure all defaults and reinstate BET AGREEMENT prior to the end of the ninety (90) day period, BET, at its election, may elect to terminate and cancel said Agreement without further obligation by issuing a notification letter to IMMC.

10. Once the BET AGREEMENT is cured of all defects, any future quarterly lease payments that are not paid when due will be subject to a 5.25% interest rate, compounded annually, until such time as the amount is paid. Interest will be

calculated by taking the number of days late divided by 365 times 5.25%.

11. Once the BET AGREEMENT is cured of all defects, for any future default by IMMC, , after receiving written Notice of Default, IMMC shall have thirty (30) days to correct such default, after which period, at the of election BET, the Agreement can be terminated.

12. The purchase price for the BET property and mineral rights is currently calculated as follows:

Year	Purchase Price Using 3% Annual Escalation	Adjustment for Deferred Quarterly Payment	Total Purchase Price With Adjustment
2002	$4,350,000		$4,350,000
2003	$4,480,500		$4,480,500
2004	$4,614,915		$4,614,915
2005	$4,753,362		$4,753,362
2006	$4,895,963		$4,895,963
2007	$5,042,842		$5,042,842
2008	$5,194,127		$5,194,127
2009	$5,349,951		$5,349,951
2010	$5,510,450		$5,510,450
2011	$5,675,763	$120,000	$5,795,763
2012	$5,846,036	$126,000	$5,972,063
2013	$6,021,417	$133,000	$6,154,717

13. No other extensions will be considered by the parties hereto beyond February 1, 2013 unless otherwise expressly agreed to by said parties in writing.

14. Except as modified above, all other terms and conditions of the BET AGREEMENT dated May 29, 2002, shall remain in full force and effect and apply to the extended term of said Lease to the extent that they do not conflict with the provisions of this Memorandum Agreement. The provisions of the BET AGREEMENT dated May 29, 2002, are incorporated herein by this reference as though they were set forth at length herein.

15. This Agreement shall be binding on and shall inure to the benefit of the heirs, devisees, permitted assigns, personal representatives, and successors in interest of the parties hereto.

Dated: July 22, 2010.

IDAHO-MARYLAND MINING CORPORATION

By: ______________________________
David Watkinson, President and CEO

BET TRUST

By: ______________________________
Mary Bouma

By: ______________________________
Erica Erickson

By: ______________________________
Leslie Toms

By: ______________________________
Gail Palen